Exhibit 16.1

February 23, 2022

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A dated February 23, 2022, of Visteon Corporation and are in agreement with the statements contained in paragraphs 2 and 3 of Item 4.01. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP